Exhibit (d)(14)(iv)

SECOND AMENDED AND RESTATED

INVESTMENT ADVISORY AGREEMENT

SECOND AMENDED AND RESTATED AGREEMENT, dated as of August 1, 2006, by and between AXA Equitable Life Insurance Company (“AXA Equitable”), a New York stock life insurance company (the “Manager”), and Calvert Asset Management Company, Inc., a Delaware corporation (“Adviser”).

WHEREAS, EQ Advisors Trust (“Trust”) is registered as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

WHEREAS, the Trust's shareholders are and will be separate accounts maintained by insurance companies for variable life insurance policies and variable annuity contracts under which income, gains, and losses, whether or not realized, from assets allocated to such accounts are, in accordance with such policies and contracts, credited to or charged against such accounts without regard to other income, gains, or losses of such insurance companies;

WHEREAS, the Trust is and will continue to be a series fund having two or more investment portfolios, each with its own investment objectives, policies and restrictions;

WHEREAS, the Manager is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”), and is the investment manager to the Trust;

WHEREAS, the Adviser is registered as an investment adviser under the Advisers Act;

WHEREAS, the Investment Company Act prohibits any person from acting as an investment adviser to a registered investment company except pursuant to a written contract; and

WHEREAS, the Board of Trustees of the Trust and the Manager desire that the Manager retain the Adviser and Bridgeway Capital Management, Inc. (“Bridgeway”) to render investment advisory and other services to the portfolio known as the EQ/Calvert Socially Responsible Portfolio (“Portfolio”) in the manner and on the terms hereinafter set forth.

NOW, THEREFORE, the Manager and the Adviser agree as follows:

1.	APPOINTMENT OF ADVISER

The Manager hereby appoints the Adviser to act as investment adviser for the Portfolio, subject to the supervision and control of the Manager and the Trustees of the Trust, and in accordance with the terms and conditions of this Agreement. The Adviser will be an independent contractor and will have no authority to act for or represent the Trust or the Manager in any way or otherwise be deemed an agent of the Trust or the Manager except as expressly authorized in this Agreement or another writing by the Trust, the Manager and the Adviser.

2.	SERVICES TO BE RENDERED BY THE ADVISER TO THE TRUST

A. As investment adviser to the Portfolio, the Adviser will coordinate the investment and reinvestment of the assets of the Portfolio and the composition of the assets of the Portfolio, subject always to the supervision and control of the Manager and the Trustees of the Trust. The Adviser shall allocate responsibilities for specific tasks relating to the Portfolio between the Adviser and Bridgeway. The Adviser will provide the social screening services used in selecting each investment for the Portfolio and has the authority to deny the purchase by the Portfolio or cause divestiture of any investments of the Portfolio if such investment, in the sole opinion of the Adviser, fails to pass the social screens established for the Portfolio.

B. As part of the services it will provide hereunder, the Adviser will:

(i) Monitor and continually develop the social investment criteria of the Portfolio;

(ii) obtain and evaluate pertinent data, and other information relating to social investing issues affecting the individual companies or industries, the securities of which are included in the Portfolio or are under consideration for inclusion in the Portfolio to ensure that the Portfolio’s investments satisfy the social criteria of the Portfolio;

(iii) coordinate the Adviser’s activities with Bridgeway, relating to Bridgeway’s formulation and implementation of a continuous investment program for the Portfolio;

(iv) keep the Trustees of the Trust and the Manager fully informed in writing on an ongoing basis of all material facts concerning the investment and reinvestment of the assets in the Portfolio, the Adviser and its personnel and operations, make regular and special written reports of such additional information concerning the same as may reasonably be requested from time to time by the Manager or the Trustees of the Trust and attend meetings with the Manager and/or the Trustees, as reasonably requested, to discuss the foregoing,

(v) provide assistance in determining the fair value of certain portfolio securities when market quotations are not readily available for the purpose of calculating the Portfolio’s net asset value in accordance with procedures and methods established by the Trustees of the Trust;

(vi) provide any and all information, records and supporting documentation about accounts the Adviser and Bridgeway manage together or individually, if appropriate, that have investment objectives, policies, and strategies substantially similar to those employed by the Adviser and Bridgeway in managing the Portfolio which may be reasonably necessary, under applicable laws, to allow the Portfolio or its agent to present information concerning the Adviser’s and Bridgeway’s prior performance in the Trust’s Prospectus and SAI (as hereinafter defined) and any permissible reports and materials prepared by the Portfolio or its agent; and

(vii) cooperate with and provide reasonable assistance to the Manager, the Trust administrator, the Trust’s custodian and foreign custodians, the Trust’s transfer agent and pricing agents and all other agents and representatives of the Trust and the Manager, keep all such persons fully informed as to such matters as they may reasonably deem necessary to the performance of their obligations to the Trust and the Manager, provide prompt responses to reasonable requests made by such persons and establish appropriate interfaces with each so as to promote the efficient exchange of information.

C. In furnishing services hereunder, the Adviser shall be subject to, and shall perform in accordance with, the Trust’s Agreement and Declaration of Trust, as the same may be hereafter modified and/or amended from time to time (“Trust Declaration”), the By-Laws of the Trust, as the same may be hereafter modified and/or amended from time to time (“By-Laws”), the currently effective Prospectus and Statement of Additional Information of the Trust relating to the Portfolio filed with the Securities and Exchange Commission (“SEC”), as the same may be hereafter modified, amended and/or supplemented (“Prospectus and SAI”), the Investment Company Act, with the requirements applicable to both regulated investment companies and segregated asset accounts under Subchapters M and L of the Internal Revenue Code of 1986, as amended, all other applicable state and federal securities and other laws, all regulations with respect to the foregoing, the policies and procedures adopted from time to time by the Board of Trustees of the Trust and the written instructions of the Manager. The Manager shall provide the Adviser with current copies of the Trust Declaration, By-Laws, and Prospectus and SAI.

D. The Adviser, at its expense, will furnish: (i) all necessary facilities and personnel, including salaries, expenses and fees of any personnel required for it to faithfully perform its duties under this Agreement; and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment affairs of the Portfolio (excluding that necessary for the determination of net asset value and shareholder accounting services).

E. The Adviser, together with Bridgeway, will select brokers and dealers to effect all portfolio transactions subject to the conditions set forth herein. The Adviser, or Bridgeway, will place all necessary orders with brokers, dealers, or issuers, and will negotiate brokerage commissions, if applicable. The Adviser is directed at all times to seek to execute brokerage transactions for the Portfolio in accordance with such policies or practices as may be established by the Board of Trustees and described in the Trust’s Prospectus and SAI. In placing any orders for the purchase or sale of investments for the Portfolio, in the name of the Portfolio or its nominees, the Adviser shall use its best efforts to obtain for the Portfolio the most favorable price and best execution available, considering all of the circumstances, and shall maintain records adequate to demonstrate compliance with this requirement.

F. Subject to the appropriate policies and procedures approved by the Board of Trustees, the Adviser may, to the extent authorized by Section 28(e) of the Securities Exchange Act of 1934, cause the Portfolio to pay a broker or dealer that provides brokerage or research services to the Manager, the Adviser, Bridgeway and the Portfolio an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Adviser determines, in good faith, that such amount of commission is reasonable in relationship to the value of such brokerage or research services provided viewed in terms of that particular transaction or the Adviser’s or Bridgeway’s overall responsibilities to the Portfolio or its or their other advisory clients. To the extent authorized by Section 28(e) and the Trust’s Board of Trustees, the Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action.

G. On occasions when the Adviser deems the purchase or sale of a security to be in the best interest of the Portfolio as well as other clients of the Adviser, the Adviser to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner the Adviser considers to be the most equitable and consistent with its fiduciary obligations to the Portfolio and to its other clients.

H. The Adviser will maintain all accounts, books and records with respect to the Portfolio as are required of an investment adviser of a registered investment company pursuant to the Investment

Company Act and Advisers Act and the rules thereunder and shall file with the SEC all forms pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, with respect to its duties as are set forth herein.

I. If applicable, the Adviser will, unless and until otherwise directed by the Manager or the Board of Trustees, exercise all rights of security holders with respect to securities held by the Portfolio, including, but not limited to: voting proxies; converting, tendering, exchanging or redeeming securities; acting as a claimant in class action litigation (including litigation with respect to securities previously held); and exercising rights in the context of a bankruptcy or other reorganization.

3.	COMPENSATION OF ADVISER

The Manager will pay the Adviser for its services as specified in this Agreement an advisory fee with respect to the Portfolio at the following annual rate: 0.10% of the average daily net assets of the Portfolio up to and including $150 million; and 0.125% of the average daily net assets of the Portfolio in excess of $150 million. The advisory fee due and payable hereunder on account of any day shall be calculated by multiplying the net asset value of the Portfolio at the close of the immediately preceding business day (as defined in the Prospectus and SAI) by the applicable annual rate specified above and dividing the result by the number of days in the year. The advisory fee due and payable hereunder on account of the days in any calendar month shall be due and payable within ten (10) business days following the end of such calendar month.

4.	LIABILITY AND INDEMNIFICATION

(a) Except as may otherwise be provided by the Investment Company Act or any other federal securities law, the Adviser shall not be liable for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by the Manager or the Trust as a result of any error of judgment or mistake of law by the Adviser with respect to the Portfolio, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Adviser for, and the Adviser shall indemnify and hold harmless the Trust, the Manager, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the Investment Company Act) and all controlling persons (as described in Section 15 of the Securities Act of 1933, as amended (“1933 Act”)) (collectively, the “Manager Indemnitees”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Manager Indemnities may become subject under the 1933 Act, the Investment Company Act, the Advisers Act, or under any other statute, at common law or otherwise arising out of or based on (a) any willful misconduct, bad faith, reckless disregard or gross negligence of the Adviser in the performance of any of its duties or obligations hereunder or (b) any untrue statement of a material fact contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Portfolio or the omission to state therein a material fact known to the Adviser which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Manager or the Trust by an Adviser Indemnitee (as defined below) for use therein.

(b) Except as may otherwise be provided by the Investment Company Act or any other federal securities law, the Manager and the Trust shall not be liable for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by the Adviser as a result of any error of judgment or mistake of law by the Manager with respect to the Portfolio, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Manager for, and the Manager shall indemnify and hold harmless the Adviser, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the Investment Company Act) and all controlling persons (as described in Section 15 of the 1933 Act) (collectively, the “Adviser Indemnitees”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Adviser Indemnities may become subject under the 1933 Act, the Investment Company Act, the Advisers Act, or under any other statute, at common law or otherwise arising out of or based on (a) any willful misconduct, bad faith, reckless disregard or gross negligence of the Manager in the performance of any of its duties or obligations hereunder or (b) any untrue statement of a material fact contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Portfolio or the omission to state therein a material fact known to the Manager which was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reliance upon information furnished to the Manager or the Trust by an Adviser Indemnitee for use therein.

5.	NON-EXCLUSIVITY

The services of the Adviser to the Portfolio and the Trust are not to be deemed to be exclusive, and the Adviser shall be free to render investment advisory or other services to others (including other investment companies) and to engage in other activities. It is understood and agreed that the directors, officers, and employees of the Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors, trustees, or employees of any other firm or corporation, including other investment companies.

6.	SUPPLEMENTAL ARRANGEMENTS

The Adviser may from time to time employ or associate with itself any person it believes to be particularly fitted to assist it in providing the services to be performed by the Adviser hereunder, provided that no such person shall perform any services with respect to the Portfolio which would constitute an assignment or require a written advisory agreement pursuant to the Investment Company Act. Any compensation payable to such persons such be the sole responsibility of the Adviser, and neither the Manager nor the Trust shall have any obligations with respect thereto.

7.	REGULATION

The Adviser shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports, or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations.

8.	RECORDS

The records relating to the services provided under this Agreement shall be the property of the Trust and shall be under its control; however, the Trust shall furnish to the Adviser such records and permit it to retain such records (either in original or in duplicate form) as it shall reasonably require in order to carry out its duties. In the event of the termination of this Agreement, such records shall promptly be returned to the Trust by the Adviser free from any claim or retention of rights therein. The Manager and the Adviser shall keep confidential any information obtained in connection with its duties hereunder and disclose such information only if the Trust has authorized such disclosure or if such disclosure is expressly required or requested by applicable federal or state regulatory authorities.

9.	DURATION OF AGREEMENT

This Agreement shall become effective with respect to the Portfolio on the date of its execution. This Agreement will continue in effect for a period more than one year from the date of its execution only so long as such continuance is specifically approved at least annually by the Board of Trustees provided that in such event such continuance shall also be approved by the vote of a majority of the Trustees who are not “interested persons” (as defined in the Investment Company Act) (“Independent Trustees”) of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval or by vote of a majority of the Portfolio’s outstanding securities.

10.	TERMINATION OF AGREEMENT

This Agreement may be terminated at any time, without the payment of any penalty, by the Board of Trustees, including a majority of the Independent Trustees, by the vote of a majority of the outstanding voting securities of the Portfolio, on sixty (60) days’ written notice to the Manager and the Adviser, or by the Manager or Adviser on sixty (60) days’ written notice to the Trust and the other party. This Agreement will automatically terminate, without the payment of any penalty, (i) in the event of its assignment (as defined in the Investment Company Act), (ii) in the event the Investment Management Agreement between the Manager and the Trust is assigned or terminates for any other reason, or (iii) unless otherwise agreed between the Manager and the Adviser, and subject to approval of the Board of Trustees of the Trust, in the event that the Investment Advisory Agreement, dated as of the date hereof, between the Manager and Bridgeway is terminated for any reason. This Agreement will also terminate upon written notice to the other party that the other party is in material breach of this Agreement, unless the other party in material breach of this Agreement cures such breach to the reasonable satisfaction of the party alleging the breach within thirty (30) days after written notice.

11.	PROVISION OF CERTAIN INFORMATION BY ADVISER

The Adviser will promptly notify the Manager in writing of the occurrence of any of the following events:

A. the Adviser fails to be registered as an investment adviser under the Advisers Act or under laws of any jurisdiction in which the Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement;

B. the Adviser is served or otherwise receives notice of any action, suit, proceeding, inquiry, or investigation, at law or in equity, before or by any court, public board, or body, involving the affairs of the Trust; and/or

C. the chief executive officer or controlling stockholder of the Adviser or the portfolio manager of the Portfolio changes or there is otherwise an actual change in control or management of the Adviser.

12.	USE OF ADVISER’S NAME

The parties agree that the name “Calvert Asset Management Company, Inc.,” the names of the Adviser’s affiliates within the Calvert Group of companies, and any derivative or logo or trademark or service mark or trade name are the valuable property of the Adviser and its affiliates. The Manager and the Trust shall have the right to use such name(s), derivatives, logos, trademarks or service marks or trade names only with the prior written approval of the Adviser, which approval shall not be unreasonably withheld or delayed so long as this Agreement is in effect. The Adviser hereby consents to the name “Calvert Socially Responsible Portfolio” as the designated name of the Portfolio. Upon termination of this Agreement, the Manager and the Trust shall cease to use such name(s), derivatives, logos, trademarks or service marks or trade names.

13.	AMENDMENTS TO THE AGREEMENT

Except to the extent permitted by the Investment Company Act or the rules or regulations thereunder or pursuant to any exemptive relief granted by the SEC, this Agreement may be amended by the parties only if such amendment, if material, is specifically approved by the vote of a majority of the outstanding voting securities of the Portfolio (unless such approval is not required by Section 15 of the Investment Company Act as interpreted by the SEC or its staff) and by the vote of a majority of the Independent Trustees cast in person at a meeting called for the purpose of voting on such approval. The required shareholder approval shall be effective with respect to the Portfolio if a majority of the outstanding voting securities of the Portfolio vote to approve the amendment, notwithstanding that the amendment may not have been approved by a majority of the outstanding voting securities of any other Portfolio affected by the amendment or all the portfolios of the Trust.

14.	ASSIGNMENT

No assignment (as that term is defined in the Investment Company Act) shall be made by the Adviser without the prior written consent of the Trust and the Manager. Notwithstanding the foregoing, no assignment shall be deemed to result from any changes in the directors, officers or employees of the Adviser except as may be provided to the contrary in the Investment Company Act. The Adviser agrees that it will notify the Trust and the Manager of any changes in the directors, officers or employees of the Adviser within a reasonable time thereafter.

15.	ENTIRE AGREEMENT

This Agreement contains the entire understanding and agreement of the parties with respect to the Portfolio.

16.	HEADINGS

The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

17.	NOTICES

All notices required to be given pursuant to this Agreement shall be delivered or mailed to the last known business address of each applicable party in person or by registered mail or a private mail or delivery service providing the sender with notice of receipt. The specific person to whom notice shall be provided for each party will be specified in writing to the other party. Notice shall be deemed given on the date delivered or mailed in accordance with this paragraph.

18.	SEVERABILITY

Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

19.	GOVERNING LAW

The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, or any of the applicable provisions of the Investment Company Act. To the extent that the laws of the State of Delaware, or any of the provisions in this Agreement, conflict with applicable provisions of the Investment Company Act, the latter shall control.

20.	INTERPRETATION

Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act shall be resolved by reference to such term or provision of the Investment Company Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the Investment Company Act. Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested persons,” “assignment,” and “affiliated persons,” as used herein shall have the meanings assigned to them by Section 2(a) of the Investment Company Act. In addition, where the effect of a requirement of the Investment Company Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first mentioned above.

AXA EQUITABLE LIFE INSURANCE COMPANY		CALVERT ASSET MANAGEMENT COMPANY, INC.

By:	/s/ Steven M. Joenk	By:	/s/ William M. Tartikoff
	Steven M. Joenk		William M. Tartikoff
	Senior Vice President		Senior Vice President